As filed with the Securities and Exchange Commission on February 13, 2004

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BARCLAYS BANK PLC
(Exact Name of Registrant as Specified in Its Charter)

England and Wales (State or Other Jurisdiction of Incorporation or Organization)	13-4942190 (I.R.S. Employer Identification No.)

54 Lombard Street
London, England EC3P 3AH
+44 (0) 20 7699-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

BARCLAYS BANK PLC
U.S. SENIOR MANAGEMENT
DEFERRED COMPENSATION PLAN
(as effective February 10, 2004)
(Full Title of the Plan)

Michael Montgomery
Barclays Bank PLC
200 Park Avenue
New York, NY 10166
(212) 412-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Proposed Maximum
			Offering Price	Aggregate Offering	Amount of
Title of Securities to be Registered	Amount to be Registered		Per Share	Price	Registration Fee

Deferred Compensation Obligations (1)	$100,000,000	(2)	100%	$100,000,000 (2)	$12,670

(1)	The Deferred Compensation Obligations registered herein are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Barclays Bank PLC U.S. Senior Management Deferred Compensation Plan, as effective February 10, 2004 (the “Plan”).

(2)	Calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on an estimated amount of $100,000,000 Deferred Compensation Obligations to be offered under the plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Note: The document(s) containing the information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of the Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Barclays Bank PLC (the “Registrant,” the “Company,” “we,” “our,” “us”) will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish the Securities and Exchange Commission (the “SEC”) or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by the Registrant are incorporated herein by reference and made a part hereof:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2002; and

(b)	The Registrant’s Forms 6-K filed in 2003 on January 8, February 27, March 18, April 2 and 28, May 6 and 8, June 3 (twice), July 7, August 5, 7, and 29, October 9, 10, and 14, November 7, and December 2 and 18 and in 2004 on January 9 and February 12.

     In addition, all documents the Registrant files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and before the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.   DESCRIPTION OF SECURITIES

     The Barclays Bank PLC U.S. Senior Management Deferred Compensation Plan, as effective February 10, 2004 (the “Plan”) is a non-qualified, unfunded incentive program. Under the Plan, each eligible employee who is a managing director is provided the opportunity to make a deferral election with respect to all or a portion of his or her salary and bonus in a given plan year. Because the Plan is unfunded, the amounts deferred under the Plan will not actually be invested in the investments selected by the participants. Rather, the administrator will credit (or charge) to the participants’ deferral accounts earnings (or losses) on such deferred amounts in an amount equal to the actual rate of return or loss on the selected investments. The right of each participant in the Plan is that of a general, unsecured creditor, and a participant’s interest in the Plan may not be sold, assigned, transferred, pledged or otherwise encumbered.

Item 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

     The validity of the Deferred Compensation Obligations issuable under the Plan has been passed upon by Richard W. Knaub, Esq., Associate General Counsel of the Company, who holds no common stock or options in the Company and no ordinary shares, American Depositary Receipts, or options in Barclays PLC, the Company’s parent.

Item 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 160 of the Registrant’s Articles of Association provides:

     (a)   Subject to the provisions of the statutes, but without prejudice to any indemnity to which he or she may otherwise be entitled, every director, other officer and auditor of the company and every former director, other former officer and former auditor of the company shall be indemnified out of the assets of the company against any liability, loss or expenditure incurred by him or her in the actual or purported execution and/or discharge of his or her duties and/or the exercise or purported exercise of his or her powers and/or otherwise in relation to or in connection with his or her duties, powers or office including (without prejudice to the foregoing) any liability incurred by him or her in defending any proceedings, whether civil or criminal, which relate to anything done or omitted to be done or alleged to have been done or omitted to be done by him or her as a director, officer or auditor of the company and in which judgment is given in his or her favour or in which he or she is acquitted or which are otherwise disposed of without any finding or admission of guilt or breach of duty on his or her part or incurred in connection with any application in which relief is granted to him or her by the court from liability in respect of any such act or omission or from liability to pay any amount in respect of shares acquired by a nominee of the company.

     (b)   To the extent permitted by the statutes, the board may arrange and maintain insurance cover at the cost of the company in respect of any liability, loss or expenditure incurred by any director, other officer, or auditor of the company in relation to anything done or alleged to have been done or omitted to be done by him or her as a director, officer or auditor.”

     The relevant provisions of the Statutes are Sections 310 and 727 of the U.K. Companies Act 1985, as amended.

     Section 310 provides:

          (1) This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

          (2) Except as provided by the following subsection, any such provision is void.

          (3) This section does not prevent a company-

                (a)   from purchasing and maintaining for any such officer or auditor insurance against any such liability, or

                (b)   from indemnifying any such officer or auditor against any liability incurred by him-

                        i.   in defending any proceedings (whether civil or criminal) in which judgment is given in his favour or he is acquitted, or

                        ii.   in connection with any application under section 144(3) or (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.’

     Section 727 provides:

     (1)   If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

     (2)   If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

     (3)   Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.”

     Directors and officers of the Registrant may be indemnified by the Registrant against directors’ and officers’ liability as permitted by Section 310 of the Companies Act.

     The Registrant has obtained director’s and officer’s liability insurance coverage which, subject to policy terms and limitations, includes coverage for directors and officers of the Registrant and to reimburse the Registrant for amounts paid to directors or officers of the Registrant by way of lawful indemnity.

Item 7.   EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

Item 8.   EXHIBITS

Exhibit
Number	Description

4.1	Barclays Bank PLC U.S. Senior Management Deferred Compensation Plan, as effective February 10, 2004
5.1	Opinion of Richard W. Knaub, Esq.
23.1	Consent of PricewaterhouseCoopers, independent auditors
23.2	Consent of Richard W. Knaub, Esq. (included in Exhibit 5.1 to this registration statement)
24.1	Power of Attorney (included on signature page to this Registration Statement)

Item 9.   UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(d)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England and in New York, New York (respectively), on February 11 and 10 (respectively), 2004.

BARCLAYS BANK PLC

By:	/s/ John Silvester Varley
John Silvester Varley Group Deputy Chief Executive

By:	/s/ Michael Montgomery
Michael Montgomery Authorized U.S. Representative

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael Montgomery and ____________________, and each of them, with full power of substitution and resubstitution and each with full power to act without the other, his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: February 11, 2004	By:	/s/ Matthew William Barrett
Matthew William Barrett Group Chief Executive and Director (Principal Executive Officer)

Date: February 11, 2004	By:	/s/ Naguib Kheraj
Naguib Kheraj Group Finance Director and Director (Principal Financial Officer)

Date: February 11, 2004	By:	/s/ Colin Richard Walklin
Colin Richard Walklin Director of Group Finance (Principal Accounting Officer)

Date: February 11, 2004	By:	/s/ Sir Peter Middleton GCB
Sir Peter Middleton GCB Group Chairman and Director

Date: February 11, 2004	By:	/s/ John Silvester Varley
John Silvester Varley Director

Date: February 11, 2004	By:	/s/ Christopher John Lendrum
Christopher John Lendrum Director

Date: February 11, 2004	By:	/s/ Roger William John Davis
Roger William John Davis Director

Date: February 11, 2004	By:	/s/ Gary Andrew Hoffman
Gary Andrew Hoffman Director

Date: February 11, 2004	By:	/s/ David Lawton Roberts
David Lawton Roberts Director

Date: February 11, 2004	By:	/s/ Sir Brian Garton Jenkins GBE
Sir Brian Garton Jenkins GBE Director

Date: February 11, 004	By:	/s/ Thomas David Guy Arculus
Thomas David Guy Arculus Director

Date: February 11, 2004	By:	/s/ Hilary Mary Cropper CBE
Hilary Mary Cropper CBE Director

Date: February 11, 2004	By:	/s/ Prof. Dame Sandra Dawson DBE
Prof. Dame Sandra Dawson DBE Director

Date: February 11, 2004	By:	/s/ Sir Nigel Rudd DL
Sir Nigel Rudd DL Director

Date: February 11, 2004	By:	/s/ Stephen George Russell
Stephen George Russell Director

Date: February 11, 2004	By:	/s/ Dr. Jürgen Zech
Dr. Jürgen Zech Director

Date: February 11, 2004	By:	/s/ Sir Richard Broadbent
Sir Richard Broadbent Director

Date: February 10, 2004	By:	/s/ Michael Montgomery
Michael Montgomery Authorized U.S. Representative

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Barclays Bank PLC U.S. Senior Management Deferred Compensation Plan, as effective February 10, 2004
5.1	Opinion of Richard W. Knaub, Esq.
23.1	Consent of PricewaterhouseCoopers, independent auditors
23.2	Consent of Richard W. Knaub, Esq. (included in Exhibit 5.1 to this registration statement)
24.1	Power of Attorney (included on signature page to this Registration Statement)